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                             BELL MICROPRODUCTS INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (unaudited, thousands of dollars)

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                                                       THREE
                                                       MONTHS
                                                       ENDED
                                                      MARCH 31,                        YEAR ENDED DECEMBER 31,
                                                      ---------    --------------------------------------------------------------
                                                         2003         2002          2001          2000         1999         1998
Earnings:
Net income/(loss)                                      (4,935)       (7,054)      (22,107)       17,237        7,038        6,075
Add:
    (Income)/loss from discontinued operations              0             0             0             0        1,892        2,402
    Income tax (benefit) provision                     (2,115)       (2,612)      (12,251)       12,480        6,581        6,139
    Interest expensed and capitalized                   4,019        16,910        20,362        14,495        5,766        3,168
    Estimated interest within rental expense              590         2,890         2,457         1,573          932          973
Earnings as adjusted                                   (2,441)       10,134       (11,539)       45,785       22,209       18,757


Fixed charges:
    Interest expensed                                   4,019        16,910        20,362        14,495        5,766        3,168
    Estimated interest within rental expense              590         2,890         2,457         1,573          932          973
Total fixed charges                                     4,609        19,800        22,819        16,068        6,698        4,141

Ratio of earnings to fixed charges                         --            --            --          2.85         3.32         4.53

Ratio of earnings to total fixed charges and
preferred stock dividends                                  --            --            --          2.85         3.32         4.53

Earnings insufficient to cover fixed charges by         7,050         9,666        34,358            --           --           --
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